Exhibit 6.14

THE LYONS NATIONAL BANK

2019 DEFERRED COMPENSATION PLAN

Effective May 1, 2019

THE LYONS NATIONAL BANK

2019 DEFERRED COMPENSATION PLAN

This 2019 Deferred Compensation Plan (the “Plan”), is made and entered into as of May 1, 2019 (the “Effective Date”), by The Lyons National Bank (the “Bank”), a federally-chartered national bank with its principal administrative office located at 35 William Street, Lyons, NY 14489 for the benefit of certain executives of the Bank (the “Executives”).

The purpose of this Plan is to encourage the selected Executives to continue in their employment with the Bank by providing the Executives with the ability to earn additional retirement income to supplement the retirement income to which the Executives may be entitled under other plans or arrangements maintained by the Bank.

This Plan is intended to constitute a nonqualified deferred compensation plan which, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. It is intended that all benefits payable under this Plan will be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and this Plan shall be administered in good faith compliance with applicable requirements of Code Section 409A.

RECITALS:

WHEREAS, the Bank wishes to compensate certain Executives selected by the Board for their valuable service to the Bank by providing additional supplemental retirement benefits to such Executives; and

WHEREAS, the Bank also wishes to encourage the Executives’ continued employment and to provide the Executive with additional incentive to achieve corporate objectives.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank hereby undertakes as follows:

ARTICLE I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1          “Account” means the bookkeeping account to which a Participant’s employer contributions, Stock Units, Dividend Equivalent Amounts and earnings of which any of the foregoing are credited, which shall include amounts credited pursuant to this Plan.

1.2          “Account Balance” means the balance of the Executive’s Account as of the applicable distribution date under the Plan.

1.3          “Beneficiary” means the person(s) designated by the Executive as the beneficiary to whom the deceased Executive’s benefits are payable. Such beneficiary designation shall be made in the Participation Agreement and filed with the Bank. If no Beneficiary is so designated or is deceased, then the beneficiary will be Executive’s estate.

1.4          “Board” means the Board of Directors of the Bank, unless specifically noted otherwise. “Boards” means the Boards of Directors of the Bank and the Company.

1.5          “Cause” means (a) the Participant’s repeated violation of his or her obligations of employment (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Participant’s part, which are committed in bad faith or without reasonable belief that said violations are in the best interests the Bank and the Company, and which are not remedied in a reasonable period of time after receipt of written notice from the Company and/or the Bank specifying such violations. In establishing a termination for Cause under this subparagraph (a), it shall be incumbent upon the Company or the Bank to establish that the conduct constituted either (1) a violation of a written policy or (2) violation of prior oral or written communication to the Participant regarding the Participant’s conduct or duties; or (b) the conviction of Executive of a felony.

1.6          “Change in Control” means any of the events as set forth below as defined in accordance with Code Section 409A. For purposes of this Section 1.6, the term “Corporation” shall be defined to include the Bank, the Company or any of their successors, as applicable.

(a)	A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

(b)	A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value of more than 50 percent of the total gross fair market value of (i) all of the assets of the Corporation, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(c)	The consummation of a merger or consolidation of the Corporation with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance or as otherwise provided in this Section 1.6.

1.7          “Code” means the Internal Revenue Code of 1986, as amended.

1.8          “Company” means Lyons Bancorp, Inc.

1.9         “Disability” means Participant (a) has been determined to be totally disabled by the Social Security Administration; or (b) has been determined to be disabled in accordance with the Bank’s disability insurance program, provided the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4).

1.10       “Dividend Equivalent Amount” means an amount equal to the cash dividend declared per share of Stock, multiplied by the number of shares of Stock Units credited to the Participant’s Account.

1.11        “Effective Date” means May 1, 2019.

1.12        “Fair Market Value” means the average daily closing price of the Stock for each day in a Quarterly Period. For purposes of determining the Fair Market Value of the Stock, the preceding Friday’s closing price will be used for each Saturday and Sunday and the closing price of the Stock on the day before a holiday will be used to determine the closing price for that holiday.

1.13        “Quarterly Contribution Amount” means 25% of the Participant’s annual contribution amount specified in the Participant’s Participation Agreement. Such Quarterly Contribution Amount shall only be made hereunder if the Participant is employed with the Bank on the last day of each Quarterly Period. The Boards of the Bank and Company shall have the sole and absolute discretion to adjust the annual contribution amount specified in the Participant’s Participation Agreement on a yearly basis.

1.14        “Qualifying Event” shall have the meaning set forth in Section 5.1 of the Plan.

1.15        “Quarterly Period” means the quarterly period ending on March 31, June 30, September 30 and December 31 of each year.

1.16        “Participant” means an Executive who is designated by the Board as eligible to participate in the Plan pursuant to Section 2.1 below.

1.17        “Participation Agreement” means the written agreement and schedule, in the form attached hereto as Exhibit A, approved by the Boards of the Bank and the Company and executed by the Bank, Company and the Executive who has been selected to participate in the Plan and who consents to participate in the Plan, which sets forth the specific terms of the Plan applicable to the Executive’s participation.

1.18       “Predecessor Deferred Compensation Agreement” means a Deferred Compensation Agreement entered into among the Participant, the Bank and the Company.

1.19        “Stock” means the common stock of the Company.

1.20       “Stock Unit” means an amount equal to, on the date as of which such determination is made, the Fair Market Value of one (1) share of Stock.

1.21        “Subsequent Deferral Election” shall have the meaning set forth in Section 5.4 of the Plan.”

1.22        “Termination of Employment” means a “Separation from Service,” as defined in Section 409A of the Code and the final regulations issued thereunder, for any reason (both involuntary or voluntary) other than for Cause.

1.23        “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, dependent (as defined in Code Section 152 without regard to section 152(b)(1), (b)(2) and (d)(1)(B)) or beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider. Following are examples of items that will qualify as an Unforeseeable Emergency: (i) the imminent foreclosure of or eviction from the Participant’s primary residence; (ii) the need to pay for medical expenses, including nonrefundable deductibles, as well as the costs of prescription drug medication; (iii) the need to pay for the funeral expenses of a spouse, a beneficiary or a dependent. The purchase of a home and payment of college tuition are not Unforeseeable Emergencies. Whether the Participant has an Unforeseeable Emergency within the meaning of Code Section 409A is to be determined based on the relevant facts and circumstances, but in any case, a distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship.

ARTICLE II
ELIGIBILITY AND VESTING

2.1          Eligibility. The Plan is available to a select group of management and/or highly compensated employees of the Bank, determined from time to time by the Board. Each Executive who is eligible to participate in the Plan shall enroll in the Plan by executing the Participation Agreement and completing all election forms and other forms as the Committee may request. An Executive’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

2.2          Vesting. The Participant’s Account Balance shall be subject to the vesting schedule set forth in his or her Participation Agreement. Notwithstanding the vesting schedule, the Participant’s accrued Account Balance on the date of a Change in Control shall automatically become 100% vested upon such Change in Control. Any Quarterly Contribution Amount made after the Change in Control shall remain subject to the vesting schedule in the Participation Agreement. If a Qualifying Event as set forth in Section 5.1 occurs or the Participant dies prior to the vesting of the Participant’s Account Balance, and upon which vesting is not accelerated, any unvested Stock Units shall be forfeited.

ARTICLE III
ACCOUNT

3.1          Account. The Bank will maintain for each Participant an Account to which it shall credit all amounts allocated thereto in accordance with Article IV of the Plan. Each Participant’s Account will be adjusted no less often than annually to reflect the credits made to the Account and the earnings thereon pursuant to Section 4.3 of the Plan. Such adjustments shall be made as long any amount remains credited to the Participant’s Account.

3.2          Unsecured Creditor. The Participant’s interest in his or her Account is limited to the right to receive payments under the Plan, and the Participant’s position is that of a general unsecured creditor of the Bank. Notwithstanding the foregoing, the Board, in its discretion, may elect to establish a fund containing assets equal to the amounts credited to the Participant’s Account, and may elect in its discretion to designate a trustee and/or custodian to hold the fund in trust, provided, however that the fund shall remain a general asset of the Bank, subject to the rights of creditors of the Bank.

ARTICLE IV
CONTRIBUTIONS AND ADJUSTMENTS

4.1          Stock Unit Contributions. On, or as soon as practicable after, the last day of each Quarterly Period, the Bank will credit the Participant’s Account with a number of Stock Units equal to: (i) the Quarterly Contribution Amount; divided by (ii) Fair Market Value of one share of Stock during such applicable Quarterly Period.

4.2          Dividend Equivalent Amounts. The Participant’s Dividend Equivalent Amount will be credited to the Participant’s Account at the same time any cash dividends would payable to holders of the Company’s outstanding shares of Stock in the normal course. The credited Dividend Equivalent Amount will immediately be converted to a number of Stock Units equal to: (i) the amount of such Dividend Equivalent Amount credited; divided by (ii) Fair Market Value of one share of Stock during the Quarterly Period immediately preceding the Quarterly Period during which the Company declares a cash dividend on its Stock.

4.3.         Prior Contributions. The Participant’s Account will not reflect nor be credited with any Stock, Stock Units, dividends, dividend equivalents and/or earnings that were accrued or earned pursuant to the Predecessor Deferred Compensation Agreement. The Participant’s Account should be maintained separate and apart from Participant's account created for the crediting of Stock or Stock Units under a Predecessor Deferred Compensation Agreement.

4.4          Number of Shares Available for Stock Unit Contributions. Subject to adjustment as provided in Section 4.5 herein, the number of shares of Stock reserved for awards of Stock Units under this Plan shall be 50,000.

4.5          Corporate Transactions. In the event of any recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares of Stock or other securities, stock dividend or other special and nonrecurring dividend or distribution, liquidation, dissolution or other similar corporate transaction or event that affects the shares of Stock such that an adjustment is appropriate to prevent dilution or enlargement of the rights of the Participants under the Plan, the Board shall, in an equitable manner, adjust (1)  the number and class of any Stock or Stock Units credited to the Participants’ Accounts, and (2) the number and class of any Stock available for awards under the Plan, and the Board's determination shall be conclusive.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.1          Qualifying Event. Participant shall be entitled to his or her accrued and vested Account Balance upon the earlier of: (1) the Participant’s Termination of Employment with the Bank; (2) the Participant’s Disability; or (3) a Change in Control and the Participant’s Termination of Employment with the Bank within eighteen (18) months after a Change in Control (each a “Qualifying Event”), payable at the time and in the manner specified in Section 5.4.

5.2          Unforeseeable Emergency. In the event the Participant has an Unforeseeable Emergency, the Participant may file a written request with the Bank for a hardship distribution. The request shall set forth the particulars of the need for the hardship distribution and shall certify that the Participant is unable to satisfy the need through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, other than a liquidation that would itself result in a hardship to the Participant. Within thirty (30) days of receipt of such request, the Bank shall, based on the facts and circumstances, determine if the Participant’s hardship constitutes an Unforeseeable Emergency within the meaning of Code Section 409A. If the Participant’s hardship is deemed to be an Unforeseeable Emergency, the Bank shall make a lump sum distribution to the Executive of an amount necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). If a hardship distribution is made, the Bank will take into consideration the distribution and will offset the distribution from any payments made to the Executive under Sections 5.1 or 5.3 hereof.

5.3          Death. Upon the death of the Participant, the Bank will pay to the Participant’s Beneficiary an amount determined as follows:

(a)            If the Participant dies while employed with the Bank, the Participant’s Beneficiary will be entitled to his or her entire accrued and vested Account Balance, payable at the time and in the manner specified in Section 5.4.

(b)            If the Participant dies after a Qualifying Event and while receiving payments under this Plan, the Participant’s Beneficiary will receive the remaining installment payments that would have been due to the Participant under this Plan.

5.4          Time and Form of Payment.

(a)            Upon a Qualifying Event as set forth in Sections 5.1, 5.2 or 5.3, the Bank shall purchase or issue Stock equal to Participant’s accrued and vested Account Balance. The Bank shall purchase or issue the equivalent number of shares of Stock equal to the number of Stock Units that have been credited to the Participant’s Account. Payments of Stock upon a Qualifying Event as set forth in Sections 5.1 or 5.3, will be paid in substantially equal annual distributions over a period as designated in the Participant’s Participation Agreement. The first annual distribution of Stock will be distributed to the Participant or the Beneficiary on the first day of the month following the Qualifying Event or death, as applicable. All subsequent annual distributions due pursuant to the Participation Agreement will be distributed on January 1st of each calendar year thereafter. Notwithstanding the foregoing, the Stock payable upon an Unforeseeable Emergency as set forth in Section 5.2 will be paid in a lump sum as soon as practicable, but by no later than 75 days following the occurrence of the Unforeseeable Emergency.

(b)            Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to form and timing of payments (a “Subsequent Deferral Election”). Any such change shall be considered made only when it becomes irrevocable under the terms of the Plan. Any subsequent deferral election will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1) the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2) the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid; and

(3) in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

5.5          Delay in Payment. The disinterested members of the Board, pursuant to their duty to administer the Plan under Section 9.1, may delay a distribution under this Article V if making a timely payment would violate federal securities laws. In each such case, payment shall be made as soon as reasonably practicable after the reason for the delay ceases to exist.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1          Beneficiary Designations. The Participant will have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Participant participates. Each Beneficiary designation shall be made in the Participation Agreement (or a similar form approved by the Bank) and will be effective only when filed with and accepted by the Bank during the Participant’s lifetime.

6.2          Beneficiary Designation Change. Any Beneficiary designation may be changed by the Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Bank in accordance with Section 6.1 above. In the event that a Participant designates his or her spouse as Beneficiary, and subsequently becomes divorced from that spouse, then Participant’s prior Beneficiary designation is automatically revoked upon the occurrence of the divorce unless an Participant affirmatively thereafter elects to designate Participant’s then ex-spouse as Beneficiary or the Participant’s ex-spouse is entitled to be designated as the Beneficiary pursuant to a domestic relations order.

ARTICLE VII

GENERAL LIMITATIONS

7.1          Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Bank shall not pay any benefit under this Plan if Participant’s Termination of Employment is for Cause.

7.2          12 U.S.C. § 1828(k). Notwithstanding anything herein contained to the contrary, any payments made to the Participant by the Bank, whether pursuant to this Plan or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1828(k), and any regulations promulgated thereunder, including FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

7.3          Restriction on Commencement of Distributions. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee (within the meaning of Treasury Regulation Section 1.409A-1(i)), the provisions of this Section 7.3 shall govern the timing of all distributions under this Plan. In the event the Participant is a Specified Employee, and to the extent necessary to avoid penalties under Section 409A of the Code, payments to the Participant shall not commence until the lapse of six (6) months after the date of the Termination of Employment. Any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the month following the lapse of six months after the date of the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

ARTICLE VIII

PARTICIPANT’S RIGHT TO ASSETS:

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Participant be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. Neither Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Participant or his or her Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE IX

ERISA PROVISIONS

9.1          Administrator. This Plan shall be administered by disinterested members of the Board, which will have the discretionary authority to make, amend, construe, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the disinterested Board members shall control any decision.

9.2          Claims. Any person or entity claiming a benefit, requesting an interpretation or ruling (hereinafter referred to as “Claimant”), or requesting information under the Plan will present the request in writing to the Board, which will respond in writing as soon as practical, but in no event later than 90 days after receiving the initial claim.

9.3          Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b)	A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in Section 9.2 shall be one 180 and 75 days from the date of the initial claim respectively;

(c)	An explanation of the Plan’s claim review procedure; and

(d)	A description of the Claimant’s right to file suit under Section 502(a) of ERISA in the case of an adverse determination on appeal.

9.4          Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within 60 days may request a review by notice given in writing to the Board. Such request must be made within 60 days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response 60 days after receipt by the Board of Claimant’s claim or request. The claim or request shall be reviewed by the Board which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

9.5          Final Decision. The decision on review shall normally be made within 60 days after the Board’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions, and shall include a statement of the Claimant’s right to file suit under Section 502(a) of ERISA. All decisions on review shall be final and bind all parties concerned.

ARTICLE X

MISCELLANEOUS

10.1        No Effect on Employment Rights; Shareholder Rights. Nothing contained herein will confer upon Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Participant without regard to the existence of the Plan. The Participant shall have no rights as a shareholder of the Company until the Stock is distributed to the Participant in accordance with Section 5.4 and the Participant’s Participation Agreement.

10.2        State Law. The Plan is established under, and will be construed according to, the laws of the State of New York, to the extent such laws are not preempted by ERISA and valid regulations published thereunder.

10.3       Severability. In the event that any provision of this Plan is held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in such provision; and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

10.4        Unfunded Plan. The obligation of the Bank to make any distributions under this Plan shall be unfunded and unsecured. Notwithstanding the foregoing, the Bank or the Company may establish a grantor trust (or include the Plan in any previously established grantor trust), with the Bank or the Company as the grantor for federal income tax purposes, for the purpose of accumulating funds to pay benefits under this Plan. The assets of such grantor trust shall remain at all times subject to the claims of the Bank’s or Company’s general creditors in the event of insolvency or bankruptcy.

10.5        Effect on Other Corporate Benefit Plans. Nothing contained in this Plan will affect the right of Participant to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit Plan constituting a part of the Bank’s existing or future compensation structure.

10.6       Non-Assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an Participant or any other person, nor be transferable by operation of law in the event of an Participant’s or any other person’s bankruptcy or insolvency.

10.7       Successors to the Company and/or the Bank. The Company or the Bank, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume expressly and agree to perform the duties and obligations under this Plan in the same manner and to the same extent as the Company or the Bank would be required to perform it if no such succession had taken place.

10.8.      Withholding. To the extent required by the law in effect at the time payment under the Plan is made, the Bank shall withhold from such payment any taxes or other amounts required by law to be withheld.

10.9        Entire Agreement. This Plan and Participant’s Participation Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any agreements or understandings, other than the Predecessor Deferred Compensation Agreement, between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan. Any Stock Units awarded to a Participant under this Plan in connection with a Predecessor Deferred Compensation Agreement are expressly approved as part of the approval of this Plan.

10.10      Compliance with Law. The issuance and transfer of shares of Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Stock may be listed. No shares of Stock shall be issued or transferred unless and until any then-applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

ARTICLE XI

AMENDMENT/TERMINATION

11.1        Amendment and Termination. This Plan may be amended, modified or terminated only by a written agreement signed by the Bank and the Company, provided that any such amendment, modification or termination does not: (1) reduce or eliminate any benefit under the Plan, including Participant’s right to continue to vest/earn his or her full benefit hereunder; or (2) cause any distribution of benefits under the Plan to be made any earlier than the earliest distribution event permitted under Article V, unless both written consent is received from each affected Participant participating in the Plan and such earlier distribution does not result in adverse tax consequences under Section 409A of the Code. For purposes of this Section 11.1, the Boards’ discretion to adjust the annual contribution amount set forth in a Participant’s Participation Agreement shall not be treated as amendment or modification of the Plan. Notwithstanding the foregoing, no amendment or modification may become effective without approval of the amendment or modification if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, to comply with the requirements for listing on any exchange where the Shares are listed, or if the Company, on the advice of counsel, determines that Shareholder approval is otherwise necessary or desirable. Upon a termination of the Plan other than upon a Change in Control as set forth in Section 11.2, a Participant shall receive such Participant’s accrued and vested Account Balance in the form of Stock in compliance with Treasury Regulation Section 1.409A-3(j)(4)(C).

11.2       Termination Following Change in Control. Notwithstanding the foregoing and Section 10.7, the Board may terminate the Plan without Participant consent by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that each Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, “Change in Control” shall be defined as set forth in Section 1.6. In the event that the Plan is terminated pursuant to this paragraph, each Participant (or Beneficiary, if applicable) shall be entitled to a lump sum payment equal to the Participant’s accrued and vested Account Balance, payable in the form of Stock.

11.3        Effective Date; Adoption. This the Lyons National Bank 2019 Deferred Compensation Plan was adopted by the Board of Directors of Lyons Bancorp, Inc. and the Lyons National Bank on May 1, 2019 to be effective on such date. This the Lyons National Bank 2019 Deferred Compensation Plan was adopted by the shareholders of Lyons Bancorp, Inc. on June 19, 2019 to be effective on the 1st day of May, 2019.

Exhibit A

The Lyons National Bank

2019 Deferred Compensation Plan

Participation Agreement

Capitalized terms used in this Participation Agreement that are not defined shall have the same meaning as set forth in the Plan document, a copy of which is attached hereto and incorporated by reference.

Name: _____________________ (“Participant”)

Initial Annual Contribution Amount: $_________________

The Annual Contribution Amount shall be determined each year by the Boards of the Bank and the Company in their sole and absolute discretion. The Annual Contribution Amount shall be accrued quarterly in accordance with Section 4.1 of the Plan. The Participant acknowledges and agrees that the Boards may reduce, increase or keep the same the Initial Annual Contribution Amount set forth in this Participation Agreement. The Boards shall provide correspondence to the Participant within thirty (30) days of a determination of the Annual Contribution Amount for a particular calendar year. Notwithstanding the foregoing, the Boards shall have no obligation to provide such correspondence if the Annual Contribution Amount for a particular calendar year shall equal the Initial Annual Contribution Amount as set forth in this Participation Agreement.

Vesting Schedule: The Participant’s Account Balance shall vest as follows: _____________________

.

The Participant shall vest in the percentage of the Account Balance set above each year on the anniversary date of this Agreement. If the Participant has a Termination of Employment before vesting in [his/her] entire Account Balance, the Participant shall only be entitled to the vested Account Balance as of the date of the last anniversary of this Agreement before such Termination of Employment. Notwithstanding the foregoing, the Participant’s accrued Account Balance on the date of a Change in Control shall automatically become 100% vested upon such Change in Control. Any Annual Contribution Amount made after a Change in Control will remain subject to the vesting schedule.

Time and Form of Payment: A Participant’s vested and accrued Account Balance, payable pursuant to Sections 5.1 or 5.3 of the Plan, will be paid in Stock in substantially equal annual distributions over a period of ___________ years.

**********

This Participation Agreement will become effective upon the approval of the award set forth above by the Boards and the execution of this Participation Agreement by the Participant, by a duly authorized representative of the Bank and by a duly authorized representative of the Company.

Dated _______________, 20__.

EXECUTIVE	THE LYONS NATIONAL BANK

By:
Duly Authorized Representative of the Bank

LYONS BANCORP, INC.

By:
Duly Authorized Representative of the Company

2

THE LYONS NATIONAL BANK

2019 DEFERRED COMPENSATION PLAN

BENEFICIARY DESIGNATION FORM

Executive:	SSN:

Mailing Address:

City	State	Zip Code

In accordance with the terms of the Plan, I hereby designate the following Beneficiary(ies) to receive any death benefits under the Plan:

PRIMARY BENEFICIARY:

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date	Executive

3

AMENDMENT TO

2019 DEFERRED COMPENSATION PLAN

This Amendment to The Lyons National Bank 2019 Deferred Compensation Plan (“Amendment”) is made this 13th day of November, 2019 (the “Amendment Effective Date”), by THE LYONS NATIONAL BANK, a federally chartered banking organization (the “Bank”) with its principal offices located at 35 William Street, Lyons, New York 14489.

RECITALS

A.           The Bank adopted the Lyons National Bank 2019 Deferred Compensation Plan effective as of May 1, 2019 (the “Plan”) to encourage certain executives of the Bank to continue in their employment with the Bank by providing such executives with the ability to earn additional retirement income to supplement the retirement income to which the Executives may be entitled under other plans or arrangements maintained by the Bank.

B.           The Bank and Lyons Bancorp, Inc. a New York business corporation and the parent company of the Bank (the “Holding Company”), are each parties to certain deferred compensation agreements (the “Deferred Compensation Agreements”) with various executives of the Bank (“DC Executives”), pursuant to which annual payments are made to the DC Executives and invested in common stock of the Holding Company, par value $0.50 per share (“Common Stock”), with any dividends paid on such Common Stock to be credited to the DC Executives account an reinvested in Common Stock (“Dividends”).

C.           The Deferred Compensation Agreements were amended (“DCA Amendments”) to provide that, beginning as of the Amendment Effective Date, any Dividends credited to the DC Executives be invested in Stock Units under the Plan

D.           To facilitate the DCA Amendments, the Bank is hereby amending the Plan on the terms and subject to the conditions set forth herein, including an amendment to the form of Participation Agreement.

NOW THEREFORE, the Plan is hereby amended as follows:

1.           Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Plan.

2.           Effective as of the Amendment Effective Date, Article I of the Plan is hereby amended to amend and restate the definitions of “Account” and “Predecessor Deferred Compensation Agreement” as follows:

“Account” means the bookkeeping account to which a Participant’s employer contributions, Stock Units, DCA Dividend Equivalent Amounts, Dividend Equivalent Amounts and earnings of which any of the foregoing are credited, which shall include amounts credited pursuant to this Plan.

4

“Predecessor Deferred Compensation Agreement” means a deferred compensation agreement entered into among a Participant, the Company, and the Bank, pursuant to which a separate account is maintained for the Participant to receive annual payments invested in Stock.

3.             Effective as of the Amendment Effective Date, Article I of the Plan is hereby amended to add the definition of “DCA Dividend Equivalent Amount” as follows:

“DCA Dividend Equivalent Amount” means an amount equal to the cash dividend declared per share of Stock, multiplied by the number of shares of Stock credited to the Participant’s account maintained under their Predecessor Deferred Compensation Agreement.

4.             Effective as of the Amendment Effective Date Section 4.2 of the Plan is hereby amended and restated in its entirety and replaced with the following:

“Dividend Equivalent Amounts. The Participant’s Dividend Equivalent Amount and DCA Equivalent Amount will be credited to the Participant’s Account at the same time any cash dividends would payable to holders of the Company’s outstanding shares of Stock in the normal course. The credited Dividend Equivalent Amount will immediately be converted to a number of Stock Units equal to: (i) the amount of such Dividend Equivalent Amount credited; divided by (ii) Fair Market Value of one share of Stock during the Quarterly Period immediately preceding the Quarterly Period during which the Company declares a cash dividend on its Stock. The credited DCA Dividend Equivalent Amount will immediately be converted to a number of Stock Units equal to: (i) the amount of such DCA Dividend Equivalent Amount credited; divided by (ii) Fair Market Value of one share of Stock during the Quarterly Period immediately preceding the Quarterly Period during which the Company declares a cash dividend on its Stock.

5.             Effective as of the Amendment Effective Date Section 4.3 of the Plan is hereby amended and restated in its entirety and replaced with the following:

“Prior Contributions. Except as set forth in Section 4.2, and except for any amounts credited to the Participant’s Account prior to the Amendment Effective Date, the Participant’s Account will not reflect nor be credited with any Stock, Stock Units, dividends, dividend equivalents and/or earnings that were accrued or earned pursuant to the Predecessor Deferred Compensation Agreement. Except as set forth in Section 4.2, and except for any amounts credited to the Participant’s Account prior to the Amendment Effective Date, the Participant’s Account should be maintained separate and apart from Participant's account created for the crediting of Stock or Stock Units under a Predecessor Deferred Compensation Agreement.

5

6.            Effective as of the Amendment Effective Date, the form of Participation Agreement to the Plan is hereby amended and restated in its entirety and replaced with the form of Participation Agreement set forth in Exhibit A, attached hereto.

7.            Except as provided herein, all other provisions, terms and conditions of the Plan shall remain in full force and effect. As amended hereby, the Plan is ratified and confirmed in all respects.

[Signature page follows]

6

The Bank has duly adopted this Amendment as of the Amendment Effective Date

By:	/s/ Robert A. Schick
Name: Robert A. Schick
Title: CEO

7

Exhibit A

The Lyons National Bank

2019 Deferred Compensation Plan

Participation Agreement

Capitalized terms used in this Participation Agreement that are not defined shall have the same meaning as set forth in the Plan document, a copy of which is attached hereto and incorporated by reference.

Name: _____________________ (“Participant”)

Initial Annual Contribution Amount: $_________________

The Annual Contribution Amount shall be determined each year by the Boards of the Bank and the Company in their sole and absolute discretion. The Annual Contribution Amount shall be accrued quarterly in accordance with Section 4.1 of the Plan. The Participant acknowledges and agrees that the Boards may reduce, increase or keep the same the Initial Annual Contribution Amount set forth in this Participation Agreement. The Boards shall provide correspondence to the Participant within thirty (30) days of a determination of the Annual Contribution Amount for a particular calendar year. Notwithstanding the foregoing, the Boards shall have no obligation to provide such correspondence if the Annual Contribution Amount for a particular calendar year shall equal the Initial Annual Contribution Amount as set forth in this Participation Agreement.

Vesting Schedule: The Participant’s Account Balance shall vest as follows:

The Participant shall vest in the percentage of the Account Balance set above each year on the anniversary date of this Agreement. If the Participant has a Termination of Employment before vesting in [his/her] entire Account Balance, the Participant shall only be entitled to the vested Account Balance as of the date of the last anniversary of this Agreement before such Termination of Employment. Notwithstanding the foregoing, the Participant’s accrued Account Balance on the date of a Change in Control shall automatically become 100% vested upon such Change in Control. Any Annual Contribution Amount made after a Change in Control will remain subject to the vesting schedule.

Time and Form of Payment: A Participant’s vested and accrued Account Balance, payable pursuant to Sections 5.1 or 5.3 of the Plan, will be paid in Stock in substantially equal annual distributions over a period of ___________ years.

**********

8

This Participation Agreement will become effective upon the approval of the award set forth above by the Boards and the execution of this Participation Agreement by the Participant, by a duly authorized representative of the Bank and by a duly authorized representative of the Company.

Dated _______________, 20__.

EXECUTIVE	THE LYONS NATIONAL BANK

By:
Duly Authorized Representative of the Bank

LYONS BANCORP, INC.

By:
Duly Authorized Representative of the Company

9

SCHEDULE TO EXHIBIT 6.17

FORM OF 2019 DEFERRED COMPENSATION PLAN

The 2019 Deferred Compensation Plan filed as Exhibit 6.17 is substantially identical in all material respects to the 2019 Deferred Compensation Plan entered into by the Lyons National Bank and the following additional executives:

Executive	Vesting	Annual Payment Amount
Clair J. Britt, Jr.	fully vested 1/1/2010	$25,000
Stephen V. DeRaddo	fully vested 1/1/2010	$25,000
Thomas L. Kime	fully vested 1/1/2010	$50,000
Chad J. Proper	fully vested 1/1/2020	$15,000
Todd F. Juffs	fully vested 1/1/2020	$15,000

10